Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of QCR Holdings, Inc. and subsidiaries of our reports dated March 11, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appear in the Annual Report on Form 10-K of QCR Holdings, Inc. and subsidiaries for the year ended December 31, 2015.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

Davenport, Iowa

October 27, 2016